April 6, 2017

Robert E. Sandlin

Patriot Transportation Holding, Inc.

200 West Forsyth St.

7th Floor

Jacksonville, FL 32202

Dear Rob:

This letter agreement (“Amendment”) amends our letter agreement dated December 5, 2007 (“Agreement”) regarding the benefits to which you will be entitled in the event (i) Patriot Transportation Holding, Inc. (“Patriot”) sells all of the stock or assets of Florida Rock & Tank, Lines, Inc. (“FRTL”) to an unaffiliated party, or (ii) a Change of Control occurs.

Paragraph 3(a) shall be deleted in its entirety and replaced with the following:

“If the buyer does not offer you an executive position and a compensation structure no less favorable than your position and compensation structure as of March 12, 2017, Patriot will pay you (or require the buyer to pay you) a payment equal to your current annual base salary plus minimum potential bonus multiplied by two in a single sum within 10 days of the date on which your termination of employment occurs.”

Terms of the Agreement not expressly modified by this Amendment remain in full force and effect.

Please confirm your agreement by signing below and returning one fully executed copy to me.

Very Truly Yours,

/s/ Thompson S. Baker II

Thompson S. Baker II

Chairman of the Board of Directors

Accepted and agreed to on this 6th day of April, 2017.

/s/ Robert E. Sandlin

Robert E. Sandlin